Exhibit 99.1

BOLT THREADS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, except share and per share amounts)

	June 30, 2024	December 31, 2023
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$9,812	$894
Restricted cash, current	—	40
Inventory	2,990	235
Prepaid expenses and other current assets	3,228	3,503
Total current assets	16,030	4,672

Deferred transaction costs	9,117	16,234
Other non-current assets	3,080	3,368
Total assets	$28,227	$24,274

Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$855	$1,792
Accrued expenses and other current liabilities	1,983	1,053
Convertible notes, current	68,461	15,604
Related party convertible notes, current	16,941	2,133
Operating lease liabilities, current	347	359
Share-based lease termination liability	7,661	6,349
Total current liabilities	96,248	27,290

Operating lease liabilities, non-current	1,926	2,093
Long-term debt, non-current	13,903	13,340
Convertible preferred stock warrant liability	106	203
Total liabilities	112,183	42,926

Commitments and contingencies (Note 13)

Convertible preferred stock: $0.0001 par value, 42,559,738 shares authorized as of June 30, 2024 and December 31, 2023; 27,293,219 shares issued and outstanding as of June 30, 2024 and December 31, 2023; and aggregate liquidation preference of $222,345 as of June 30, 2024 and December 31, 2023	93,889	93,889

Stockholders’ Deficit:
Common stock: $0.0001 par value, 63,950,000 shares authorized as of June 30, 2024 and December 31, 2023; 11,312,318 shares issued and outstanding as of June 30, 2024 and December 31, 2023	1	1
Additional paid-in capital	284,075	283,880
Accumulated other comprehensive income (loss)	13	(14)
Accumulated deficit	(461,934)	(396,408)
Total stockholders’ deficit	(177,845)	(112,541)
Total liabilities, convertible preferred stock, and stockholders’ deficit	$28,227	$24,274

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

BOLT THREADS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

For THE six months ended June 30, 2024 and 2023 (unaudited)

(IN THOUSANDS, EXCEPT Share and per share amounts)

	Six Months Ended June 30,
	2024	2023
Revenue	$75	$743
Cost of revenue	150	2,444
Gross loss	(75)	$(1,701)

Operating expenses:
Research and development	2,503	4,425
Sales and marketing	123	206
General and administrative	12,179	13,223
Restructuring costs	—	3,684
Total operating expenses	14,805	21,538
Loss from operations	(14,880)	(23,239)

Other income (expense)
Property and equipment impairment	—	(19,283)
Lease impairment	—	(2,272)
Interest expense	(644)	(1,724)
Loss on extinguishment of convertible notes	(26,359)	—
Remeasurement of convertible preferred stock warrant liability	97	—
Remeasurement of share-based termination liability	(1,312)	—
Remeasurement of convertible notes	(17,087)	—
Remeasurement of related party convertible notes	(5,548)	—
Other income (expense), net	207	2,020
Total other income (expense), net	(50,646)	(21,259)
Loss before income taxes	(65,526)	(44,498)
Income tax expense (benefit)	—	—
Net loss	$(65,526)	$(44,498)

Other comprehensive income (loss):
Reporting currency translation	27	(4)
Comprehensive loss	$(65,499)	$(44,502)

Weighted-average common shares outstanding, basic and diluted	15,846,786	10,470,533
Net loss per share, basic and diluted	$(4.13)	$(4.25)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

BOLT THREADS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

for the six MONTHS ended june 30, 2024 and 2023 (UNAUDITED)

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

	Convertible Preferred				Additional		Accumulated Other	Total
	Stock		Common Stock		Paid-In	Accumulated	Comprehensive	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Income (Loss)	Deficit
Balances as of January 1, 2023	35,711,306	$339,233	10,470,533	$1	$20,258	$(338,688)	$7	$(318,422)
Stock-based compensation expense	—	—	—	—	447	—	—	447
Reporting currency translation adjustments	—	—	—	—	—	—	(4)	(4)
Net loss	—	—	—	—	—	(44,498)	—	(44,498)
Balances as of June 30, 2023	35,711,306	$339,233	10,470,533	$1	$20,705	$(383,186)	$3	$(362,477)

Balance as of January 1, 2024	27,293,219	$93,889	11,312,318	$1	$283,880	$(396,408)	$(14)	$(112,541)
Stock-based compensation expense	—	—	—	—	195	—	—	195
Reporting currency translation adjustments	—	—	—	—	—	—	27	27
Net loss	—	—	—	—	—	(65,526)	—	(65,526)
Balances as of June 30, 2024	27,293,219	$93,889	11,312,318	$1	$284,075	$(461,934)	$13	$(177,845)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

BOLT THREADS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For THE six months ended june 30, 2024 and 2023 (UNAUDITED)

(IN THOUSANDS)

	Six Months Ended June 30,
	2024	2023
Operating activities:
Net loss	$(65,526)	$(44,498)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	1	1,088
Stock-based compensation	195	447
Amortization of right-of-use assets	—	774
Property and equipment impairment	—	19,283
Lease impairment	—	2,272
Non-cash interest expense	580	64
Non-cash debt issuance costs	9,417	—
Loss on extinguishment of convertible notes	26,359	—
Remeasurement of convertible preferred stock warrant liability	(97)	—
Remeasurement of share-based termination liability	1,312	—
Remeasurement of convertible notes	17,087	—
Remeasurement of related party convertible notes	5,548	—
Changes in operating assets and liabilities:
Inventory	(2,755)
Prepaid expenses and other current assets	269	(1,069)
Other non-current assets	300	540
Accounts payable	(585)	(585)
Accrued expenses and other current liabilities	634	(157)
Operating lease liabilities	(101)	(544)
Net cash used in operating activities	(7,362)	(22,385)

Investing activities:
Purchases of property and equipment	(13)	(801)
Net cash used in investing activities	(13)	(801)

Financing activities:
Proceeds from Bridge Financing Notes	18,671	—
Payments of deferred transaction costs	(2,371)	—
Cash proceeds from related party notes	250	—
Payments for related party notes	(250)	—
Net cash provided by financing activities	16,300	—
Exchange rate effect on cash, cash equivalents and restricted cash	(47)	(6)
Net change in cash, cash equivalents and restricted cash	8,878	(23,192)
Cash, cash equivalents and restricted cash at beginning of period	934	25,274
Cash, cash equivalents and restricted cash at end of period	$9,812	$2,082

Cash, cash equivalents, and restricted cash information:
Cash and cash equivalents, beginning of period	$894	$22,932
Restricted cash, beginning of period	40	2,342
Cash, cash equivalents, and restricted cash, beginning of period	$934	$25,274
Cash and cash equivalents, end of period	$9,812	$1,312
Restricted cash, end of period	—	770
Cash, cash equivalents, and restricted cash, end of period	$9,812	$2,082

Supplemental cash flow disclosures:
Cash paid for taxes	$—	$—
Cash paid for interest	$62	$1,650

Supplemental disclosures of non-cash investing and financing activities:
Property and equipment in accounts payable and accrued expenses	$—	$156
Deferred transaction costs in accounts payable and accrued expenses	$637	$—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS

Bolt Threads, Inc. (the “Company”) is a producer of biomaterials products. Its flagship product, b-silk, is a biodegradable protein polymer and replacement for silicone elastomer in beauty and personal care. Bolt Threads has a portfolio of other materials, including Mylo, a leather alternative made from mycelium, the root structure of mushrooms. The Company was incorporated in the state of Delaware in August 2009 and is headquartered in California.

2.	LIQUIDITY AND GOING CONCERN

The Company has not historically been profitable and has had negative cash flow from operations since inception. During the six months ended June 30, 2024, the Company incurred a net loss of $65.5 million. During the six months ended June 30, 2024, the Company used $7.4 million of cash in operations. As of June 30, 2024, the Company had an accumulated deficit of $461.9 million, a working capital deficit of $80.2 million, and cash and cash equivalents of $9.8 million.

The Company will need substantial capital to support its planned product development and operations. Based upon the Company’s current operating plan, it estimates that its cash and cash equivalents as of the issuance date of the interim condensed consolidated financial statements included in this report are insufficient for the Company to fund operating, investing, and financing cash flow needs for the twelve months subsequent to the issuance date of these consolidated financial statements. To obtain the capital necessary to fund the operations, the Company expects to obtain funds through public or private equity offerings, debt financing transactions, and refinancing or restructuring its current debt obligations.

These uncertainties raise substantial doubt regarding the Company’s ability to continue as a going concern for a period of twelve months subsequent to the issuance date of the interim condensed consolidated financial statements included in this report. Certain elements of the operating plan to alleviate the conditions that raise substantial doubt, including but not limited to the Company’s ability to achieve its operating cash flow targets and the ability to restructure its current debt, both of which are outside of the Company’s control. Accordingly, the Company cannot conclude that management’s plans will be effectively implemented within one year from the date the interim condensed consolidated financial statements are issued. These factors raise substantial doubt about the Company’s ability to continue as a going concern within one year from the date the interim condensed consolidated financial statements are issued. The interim condensed consolidated financial statements do not contain any adjustments that might result from the outcome of this uncertainty.

3.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation and Presentation

The accompanying interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The interim condensed consolidated financial statements include the accounts and operations of the Company and its wholly-owned subsidiary. All intercompany transactions and balances have been eliminated in consolidation.

Unaudited Interim Condensed Consolidated Financial Statements

The accompanying interim condensed consolidated balance sheet as of June 30, 2024, the interim condensed consolidated statements of operations and comprehensive loss for the six months ended June 30, 2024 and 2023, the interim condensed consolidated statements of convertible preferred stock and stockholders’ deficit for the six months ended June 30, 2024 and 2023, and the interim condensed consolidated statements of cash flows for the six months ended June 30, 2024 and 2023, and amounts relating to the interim periods included in the accompanying notes to the interim condensed consolidated financial statements are unaudited. The unaudited interim condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements, and in management’s opinion, includes all adjustments, consisting of only normal recurring adjustments, necessary for the fair presentation of the Company’s consolidated balance. Operating results for the interim periods presented are not necessarily indicative of results to be expected for the year ending December 31, 2024 or for any other interim period.

These interim condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and notes for the years ended December 31, 2023 and 2022, which are included elsewhere in this filing.

Use of Estimates

The preparation of interim condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the interim condensed consolidated financial statements and accompanying notes. Estimates and assumptions made by management include, but are not limited to, (i) the estimated fair value of convertible notes, convertible preferred stock and convertible preferred stock warrants, equity awards, and, (ii) estimating the useful lives of fixed assets, and (iii) determining incremental borrowing rates and the accounting for income taxes. Actual results could differ materially from those estimates.

Risks and Uncertainties

The Company’s future results of operations involve risks and uncertainties. Factors that could affect the Company’s future operating results and cause actual results to vary materially from expectations include, but are not limited to, rapid technological change, continued demand for the Company’s services, the retention of significant client, stability of global financial markets, cybersecurity breaches and other disruptions that could compromise the Company’s information or results, business disruptions that are caused by natural disasters or pandemic events, competition from substitute products and larger companies, government regulations and oversight, patent and other types of litigation, ability to protect proprietary technology, and dependence on key individuals.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash, cash equivalents, restricted cash and accounts receivable. The Company’s cash and cash equivalents are held at financial institutions where account balances may at times exceed federally insured limits. Management believes the Company is not exposed to significant credit risk due to the financial strength of the depository institution in which the cash is held. The Company has no financial instruments with off-balance sheet risk of loss.

In March 2023, Silicon Valley Bank, a division of First Citizens Bank (“SVB”) failed and Federal Deposit Insurance Corporation (“FDIC”) took control of SVB. The Company maintains a significant amount of cash, cash equivalents, and restricted cash in SVB, and the Company’s deposits at this institution exceeds the insured limits. The Federal Reserve subsequently announced that account holders would be made whole and the Company was able to access all of the cash held at SVB. There is no guarantee that the Federal Reserve Board, the U.S. Treasury Department and the FDIC will provide access to uninsured funds in the future in the event of the closure of any other banks or financial institutions in a timely fashion or at all. Any inability to access or delay in accessing these funds could adversely affect the Company’s business, financial position, and liquidity.

The Company is dependent on a sole supplier for certain manufacturing activities for b-silk. An interruption in the supply of these materials could impact the Company’s ability to commercialize and manufacture inventory.

Total assets outside of the U.S. were 0.3% and 0.8% of total assets as of June 30, 2024 and December 31, 2023, respectively.

During the six months ended June 30, 2024 and 2023, separate single customers represented 72% and 97% of total revenue, respectively, which the Company attributes primarily to the fact that its commercial sales were in their early stages. Total revenue for each of the six months ended June 30, 2024 and 2023 was $0.1 million and $0.7 million, respectively. The Company had $0.1 million and immaterial outstanding customer accounts receivable as of June 30, 2024 and December 31, 2023, respectively.

Inventory

Inventory consists of finished b-silk powder. Inventory is recorded at the lower of the weighted average cost and net realizable value using the specific identification method based on contractual selling price. Write downs of b-silk inventory are recognized as a charge to cost of revenue. No impairment was recognized during the six months ended June 30, 2024 and 2023.

Employee Retention Credits

The Company has accounted for Employee Retention Credits (ERC) as a government grant which analogizes with International Accounting Standards (IAS) 20, Accounting for Government Grants and Disclosure of Government Assistance. IAS 20 indicates that income is recognized when it is considered that there is reasonable assurance the grant will be received and all necessary qualifying conditions, as stated under the ERC program, are met. Under IAS 20, income is recognized on a systematic basis over the periods in which the entity recognizes as expenses the related costs for which the grant is intended to compensate. The Company has elected to account for the credits on a gross basis within the interim condensed consolidated statements of operations and comprehensive loss.

Deferred Transaction Costs

Deferred transaction costs consist of direct legal, accounting, filing and other fees and costs directly attributable to the Company’s planned Merger (see Note 13 — Commitments and Contingencies). The Company capitalized deferred transaction costs prior to the close of the Merger and included within the interim condensed consolidated balance sheet. The Company will reclassify the deferred transaction costs related to the Merger to additional paid-in capital to offset the proceeds received upon closing of the Merger. The deferred transaction costs were $9.1 million and $16.2 million as of June 30, 2024 and December 31, 2023, respectively. In the event that the planned Merger is terminated, any deferred transaction costs will be immediately recognized in operating expenses within the interim condensed consolidated statements of operations and comprehensive loss.

Long-Lived Assets and Impairment Assessment

The Company reviews its depreciable long-lived assets, such as property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss may be recognized when the undiscounted cash flows expected to be generated by a long-lived asset (or asset group) are less than its carrying value. Any required impairment loss would be measured as the amount by which the asset’s (or asset group’s) carrying value exceeds its fair value and would be recorded as a reduction in the carrying value of the related asset and reflected in the interim condensed consolidated statements of operations and comprehensive loss. No impairment charges were recorded on any long-lived assets during the six months ended June 30, 2024.

In April 2023, the Company discontinued the production of Mylo due to the failure of several financing initiatives. As the Company had no alternative use for the Mylo-related assets and expected no resale value, the Company fully impaired these assets. Accordingly, the Company recorded $10.2 million of impairment expense of fixed assets relating to this event during the six months ended June 30, 2023.

In May 2023, the Company temporarily discontinued its research and development operations in California due to continuing projected negative cash flows and a lack of alternative sources of financing. The overall assets of the Company were no longer considered to provide future cash flows (with the exception of right-of-use (“ROU”) assets intended to be subleased), and the resale value of the Company’s assets was not considered material. Accordingly, the Company fully impaired its fixed assets. The Company recorded $9.1 million and $2.3 million of impairment expense of long-lived assets and leases, respectively, relating to this event during the six months ended June 30, 2023.

Convertible Notes

Convertible notes are regarded as hybrid instruments, consisting of a liability component and an equity component. The Company determined that it is eligible for the fair value option election in connection with the convertible notes (“Convertible Notes”) under the Bridge NPA issued in October 2023, in February 2024, and in June 2024, and the Ginkgo NPA Amendment issued in December 2023 (see Note 7 — Borrowings) as each instrument met the definition of a “recognized financial liability” which is an acceptable financial instrument eligible for the fair value option under ASC 825-10-15-4 and do not meet the definition of any of the financial instruments found within ASC 825-10-15-5 that are not eligible for the fair value option. Therefore, the Company elected to apply the fair value option to account for the Convertible Notes upon issuance. Accordingly, no features of the Convertible Notes are bifurcated and separately accounted for. At the date of issuance, the fair value for each instrument is derived from the instrument’s implied discount rate at inception. The Convertible Notes will be subsequently remeasured at each reporting period until its maturity, prepayment or conversion. The change in fair value of the convertible notes is recognized in the interim condensed consolidated statements of operations and comprehensive loss as the remeasurement of the convertible notes. Additionally, all issuance costs incurred in connection with the Convertible Notes were expensed during the period the debt is acquired and were included in general and administrative expenses within the interim condensed consolidated statement of operations and comprehensive loss.

Shared-Based Termination Liability

The shared-based termination liability is recorded for contract termination costs when the Company terminates a contract or stops using the product or service covered by the contract in exchange for an issuance of the new public company shares. The new public company shares are not considered to be indexed to the Company’s own shares at the time the termination occurred. Therefore, the share-based termination is classified as a liability as it does not qualify for the scope exception for derivative accounting under ASC 815-10. The shared-based termination liability is initially recorded at fair value on the termination date and remeasured at fair value each balance sheet date with the offset adjustments recorded in remeasurement of share-based termination liability within the interim condensed consolidated statements of operations and comprehensive loss (see Note 4 — Fair Value Measurements).

Common Stock Warrants

The Company accounts for common stock warrants as equity if the contract requires physical settlement or net physical settlement or if the Company has the option of physical settlement or net physical settlement and the warrants meet the requirements to be classified as equity. Common stock warrants classified as equity are initially measured at fair value using the Black-Scholes-Merton (“Black-Scholes”) option-pricing model using various inputs, including Company estimates of expected stock price volatility, term, risk-free rate and future dividends, on the issuance date and are not subsequently remeasured.

The Company accounts for common stock warrants as a liability if the Company can be required under any circumstances to settle the warrant by transferring cash or other assets. Common stock warrants classified as liabilities are initially recorded at fair value using the Black-Scholes option-pricing model on the issuance date and remeasured at fair value each balance sheet date with the offset adjustments recorded in remeasurement of common stock warrant liability within the interim condensed consolidated statements of operations and comprehensive loss.

Fair Value of Financial Instruments

The Company determines fair value based upon the exit price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants, as determined by either the principal market or the most advantageous market. The Company uses available market information and other valuation methodologies in assessing the fair value of financial instruments. Judgment is required in interpreting market data to develop the estimates of fair value and, accordingly, changes in assumptions or the estimation methodologies may affect the fair value estimates. Inputs used in the valuation techniques to derive fair values are classified based on a three-level hierarchy. These levels are:

Level 1 —	Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities.

Level 2 —	Observable inputs other than quoted prices included within Level 1, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; and inputs other than quoted prices that are observable or are derived principally from, or corroborated by, observable market data by correlation or other means.6

Level 3 —	Unobservable inputs are used when little or no market data is available.

The level in the fair value hierarchy within which a fair value measurement in its entirety falls is based on the lowest-level input that is significant to the fair value measurement in its entirety.

Financial assets and liabilities held by the Company measured at fair value on a recurring basis as of June 30, 2024 and December 31, 2023 include share-based termination liability, convertible notes, and convertible preferred stock warrant liability (see Note 4 – Fair Value Measurements).

The Company’s long-term debt, non-current, which is the Amended Senior Notes (see Note 7 – Borrowings), is classified within Level 2 of the fair value hierarchy. The carrying value of the long-term debt, non-current approximates the fair value as the interest rate on the Amended Senior Notes is based on a rate which reflects terms similar to those the Company could currently secure in the open market (see Note 7 – Borrowings).

For certain other financial assets and liabilities, including cash, cash equivalents, restricted cash, prepaid and other current assets, accounts payable, accrued expenses and other current liabilities, the carrying value approximates fair value due to the relatively short maturity period of these balances.

Revenue Recognition

The Company’s revenue contracts represent a single performance obligation to sell its products to customers. Sales are recorded at the time control of the product is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for the goods sold. Control is the ability of customers to “direct the use of” and “obtain” the benefit from the Company’s products. In evaluating the timing of the transfer of control of products to customers, the Company considers several control indicators, including significant risks and rewards of products, the Company’s right to payment and the legal title of the products. Based on the assessment of control indicators, sales are generally recognized when products are shipped to customers.

In arrangements where another party is involved in providing products to a customer, the Company evaluates whether it acts as a principal or agent in the transaction. To the extent the Company acts as the principal, revenue is reported on a gross basis. To the extent the Company acts as the agent, revenue is reported on a net basis. In this evaluation, the Company considers if the Company obtains control of the specified goods or services before they are transferred to the customer, as well as other indicators such as the party primarily responsible for fulfillment, inventory risk, and discretion in establishing price. For the six months ended June 30, 2024 and 2023, the Company has determined it is acting as the principal in its revenue arrangements due to the Company being primarily responsible for fulfillment of the arrangement and having discretion in establishing the price.

The timing of revenue recognition may differ from the timing of invoicing to customers, and these timing differences result in receivables (billed or unbilled), contract assets, or contract liabilities (deferred revenue) on the Company’s interim condensed consolidated balance sheets. The Company records a contract asset when revenue is recognized prior to the right to invoice, or deferred revenue when revenue is recognized subsequent to invoicing. The Company had zero contract assets and deferred revenue as of June 30, 2024 and December 31, 2023.

Recent Accounting Pronouncements

Accounting Pronouncements Not Yet Adopted

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which introduce key amendments to enhance disclosures for public entities’ reportable segments. The amendments require disclosure of significant segment expenses that are regularly provided to the chief operating decision maker (“CODM”) and included within each reported measure of segment profit or loss, an amount and description of its composition for other segment items to reconcile to segment profit or loss, and the title and position of the entity’s CODM. The amendments also expand the interim segment disclosure requirements. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted and requires retrospective application to all prior periods presented in the financial statements. The Company is currently in the process of reviewing the guidance and evaluating its impact on its interim condensed consolidated financial statements.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which provides qualitative and quantitative updates to the rate reconciliation and income taxes paid disclosures, among others, in order to enhance the transparency of income tax disclosures, including consistent categories and greater disaggregation of information in the rate reconciliation and disaggregation by jurisdiction of income taxes paid. The amendments in ASU 2023-09 are effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The amendments should be applied prospectively; however, retrospective application is also permitted. The Company is currently in the process of reviewing the guidance and evaluating its impact on its interim condensed consolidated financial statements.

4.	FAIR VALUE MEASUREMENTS

Fair value accounting is applied for all financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis.

The table below presents the Company’s assets and liabilities measured at fair value on a recurring basis aggregated by the level in the fair value hierarchy as of June 30, 2024 (in thousands):

	Level 1	Level 2	Level 3	Total
Liabilities:
Convertible notes, current	$—	$—	$68,461	$68,461
Related party convertible notes, current	—	—	16,941	16,941
Share-based termination liability	—	—	7,661	7,661
Convertible preferred stock warrant liability	—	—	106	106
Total liabilities	$—	$—	$93,169	$93,169

The table below presents the Company’s assets and liabilities measured at fair value on a recurring basis aggregated by the level in the fair value hierarchy as of December 31, 2023 (in thousands):

	Level 1	Level 2	Level 3	Total
Liabilities:
Convertible notes, current	$—	$—	$15,604	$15,604
Related party convertible notes, current	—	—	2,133	2,133
Share-based termination liability	—	—	6,349	6,349
Convertible preferred stock warrant liability	—	—	203	203
Total liabilities	$—	$—	$24,289	$24,289

The convertible notes, current, related party convertible notes, current, share-based termination liability and convertible preferred stock warrant liabilities are classified as Level 3 in the fair value hierarchy as the valuations are based on unobservable inputs, which reflect the Company’s own assumptions incorporated in valuation techniques used to determine fair value; further discussion of these assumptions is set forth below. There were no transfers into or out of Level 3 of the fair value hierarchy during the periods presented.

Changes in the fair value measurement of Level 3 liabilities are related mainly to unrealized gains (losses) resulting from remeasurement each period and are reflected in the interim condensed consolidated statements of operations and comprehensive loss.

Convertible notes

The Company concluded that the Convertible Notes and its related features are within the scope of ASC 825, Financial Instruments, as a combined financial instrument, and the Company elected the fair value option where changes in fair value of the convertible notes are measured through the accompanying interim condensed consolidated statement of operations and comprehensive loss until settlement. The Convertible Notes liability represents a Level 3 measurement within the fair value hierarchy as it has been valued using certain unobservable inputs. These inputs include the underlying fair value of the equity instrument into which the Convertible Notes are convertible. The fair value is based on significant inputs not observable in the market, namely potential financing scenarios, the likelihood of such scenarios, the expected time for each scenario to occur, and the required market rates of return utilized in modeling these scenarios.

Share-based lease termination liability

The fair value of the share-based lease termination liability as of June 30, 2024 and December 31, 2023 was determined based on the expected exchange fair value of the Company’s common stock using the probability weighted expected return method (“PWERM”). The PWERM method is a scenario-based methodology that estimates the fair value of equity securities based upon an analysis of future values of the Company, assuming various outcomes. The significant inputs to the PWERM methodology included rights and preferences of each class of Company’s shares, the Company’s assumptions related to the expected timing of a liquidation event, lack of marketability and the Company’s estimated equity value and volatility on the valuation date, which are based on management’s analysis of comparable publicly traded peer companies.

Convertible preferred stock warrant liability

The fair value of the convertible preferred stock warrant liability as of June 30, 2024 and December 31, 2023 was determined using the PWERM. The fair value of the convertible preferred stock warrant liability as of June 30, 2023 was determined using a hybrid method, which combines elements of the option pricing model (“OPM”) and the PWERM. Weighting allocations are assigned to the OPM and PWERM methods factoring in a possible future dissolution event. The aggregate value of the Company was then used to allocate the total equity value of the Company to different classes of equity according to their rights and preferences.

Change in fair value of Level 3 liabilities

The change in the fair value of the Level 3 liabilities during the six months ended June 30, 2024 and 2023 was as follows (in thousands):

Convertible notes
Balance at January 1, 2024	$15,604
Note issuance during the period	13,587
Loss on extinguishment	22,183
Change in estimated fair value	17,087
Balance at June 30, 2024	$68,461

The change in fair value of the convertible notes is recognized in the interim condensed consolidated statements of operations and comprehensive loss as the remeasurement of the convertible notes. There was no change in fair value attributable to the instrument-specific credit risk for the six months ended June 30, 2024.

Related party convertible notes
Balance at January 1, 2024	$2,133
Note issuance during the period	5,084
Loss on extinguishment	4,176
Change in estimated fair value	5,548
Balance at June 30, 2024	$16,941

The change in fair value of the related party convertible notes is recognized in the interim condensed consolidated statements of operations and comprehensive loss as the remeasurement of related party convertible notes. There was no change in fair value attributable to the instrument-specific credit risk for the six months ended June 30, 2024.

Share-based termination liability
Balance at January 1, 2024	$6,349
Change in estimated fair value	1,312
Balance at June 30, 2024	$7,661

The change in fair value of the share-based termination liability is recognized in the interim condensed consolidated statements of operations and comprehensive loss as the remeasurement of the share-based termination liability.

Convertible preferred stock warrants liability
Balance at January 1, 2023	$330
Change in estimated fair value	—
Balance at June 30, 2023	330

Balance at January 1, 2024	$203
Change in estimated fair value	(97)
Balance at June 30, 2024	$106

The change in fair value of the convertible preferred stock warrants is recognized in the interim condensed consolidated statements of operations and comprehensive loss as the remeasurement of the convertible preferred stock warrant liability.

5.	SIGNIFICANT BALANCE SHEET COMPONENTS

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets as of June 30, 2024 and December 31, 2023, consisted of the following (in thousands):

	June 30, 2024	December 31, 2023
Prepaid expenses	$1,225	$1,461
Deposits	63	149
Other current assets	1,940	1,893
Total prepaid expenses and other current assets	$3,228	$3,503

The Company has recorded $1.8 million of Employee Retention Credits (“ERC”) as other current assets, which are included in prepaid expenses and other current assets in the interim condensed consolidated balance sheets as of June 30, 2024 and December 31, 2023. Under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), the ERC is a refundable payroll tax credit for businesses and tax-exempt organizations that were affected during the COVID-19 pandemic. Eligible businesses, both for-profit and not-for-profit, that experienced a “significant” decline in gross receipts in any quarter (more than 50% decrease in 2020 from 2019, and more than 20% in 2021) could receive a quarterly refundable payroll tax credit. The Company believes it has reasonably assured qualification and submitted for refunds under the ERC program.

Other Non-Current Assets

Other non-current assets as of June 30, 2024 and December 31, 2023, consisted of the following (in thousands):

	June 30, 2024	December 31, 2023
Prepaid expenses, non-current	$3,068	$3,368
Property and equipment, net	12	—
Total other non-current assets	$3,080	$3,368

The prepaid expenses, non-current balance as of June 30, 2024 and December 31, 2023 represents the remaining balance of the upfront payment made by the Company in October 2022 for future technical services to be provided by Gingko Bioworks, Inc. (“Gingko”) (see Note 13 – Commitments and Contingencies).

Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities as of June 30, 2024 and December 31, 2023, consisted of the following (in thousands):

	June 30, 2024	December 31, 2023
Accrued professional services	$1,619	$714
Accrued payroll and benefits	185	304
Accrued interest expense	26	9
Other accrued expenses	153	26
Total accrued expenses and other current liabilities	$1,983	$1,053

6.	SHARE-BASED LEASE TERMINATION LIABILITY

In September 2023, the Company negotiated a contingent lease termination agreement with its landlord for the Berkeley facility lease (see Note 12 — Leases). If the Company issues 600,000 shares of the new public company to its landlord after the closing of the merger transaction with Golden Arrow Merger Corp. ("GAMC"), the Berkeley lease facility will be considered terminated as of September 10, 2023 pursuant to the lease termination agreement.

In October 2023, the Company entered into a settlement agreement with a supplier (see Note 13 — Commitment and Contingencies). If the Company pays the supplier $1.0 million and issues 150,000 shares of the new public company to the supplier after the closing of the merger transaction with GAMC, the Supply Agreement will be considered terminated as of July 13, 2023 pursuant to the settlement agreement.

The following assumptions were used to calculate the fair value of the share-based lease termination liability as of June 30, 2024 and December 31, 2023:

	June 30, 2024	December 31, 2023
Fair value of common stock(1)	$3.13	$4.08
Discount rate(2)	15%	15%
Probability(3)	5% – 95%	10% – 90%
Exchange ratio(4)	0.306	0.482

(1)	The fair value of Common Stock was determined by management with the assistance of an independent third-party valuation specialist.
(2)	The discount rate was the expected rate of return and was determined by management with the assistance of an independent third-party valuation specialist.

(3)	Scenario probability based on timing expectations of management that a qualified offering occurring was estimated at 95% and no qualified offering occurred was estimated at 5% as of June 30, 2024. Scenario probability based on timing expectations of management that a qualified offering occurring was estimated at 90% and no qualified offering occurred was estimated at 10% as of December 31, 2023.
(4)	The exchange ratio, as defined in the business combination agreement relating to the Merger, represents the number of new public company shares to be provided in exchange for the shares owned by existing Company shareholders. The exchange ratio is calculated by dividing the number of shares of the new public company constituting the aggregate transaction consideration by the number of fully diluted shares of the Company.

7.	BORROWINGS

Senior Secured Notes

In October 2022, the Company and Ginkgo executed several concurrent agreements including a Senior Secured Note Purchase Agreement (the “Ginkgo Note Purchase Agreement”), an amendment to the 2021 Technical Development Agreement (“2021 TDA”), a 2022 Technical Development Agreement (“2022 TDA”), a Pledge and Security Agreement, and Trademark and Patent Security Agreements (see Note 13 – Commitments and Contingencies).

Under the terms of the Ginkgo Note Purchase Agreement, the Company issued and sold to Ginkgo and Ginkgo agreed to purchase senior secured notes (the “Senior Secured Notes”) on October 14, 2022 (the “Notes Issuance Date”), in the aggregate original stated principal amount of $30 million. Upon its execution, the Ginkgo Note Purchase Agreement required the Company to pay Ginkgo $10.0 million as an upfront payment for future technical services to be provided by Ginkgo under the 2022 TDA. The remainder of the proceeds from the Senior Secured Notes issuance may be used by the Company for working capital and general corporate purposes. The Senior Secured Notes mature on October 14, 2024 (the “Maturity Date”) or earlier upon an event of default as defined by the Ginkgo Note Purchase Agreement.

The Ginkgo Note Purchase Agreement initially required quarterly interest payments on the outstanding principal amount of the Notes, from the Notes Issuance Date until and including the Maturity Date, at a rate equal to the three-month United States Treasury Security Rate on the date three business days prior to the applicable quarterly payment date (defined as (i) the last business day of each fiscal quarter beginning on the first such date prior to issuance of the Senior Secured Notes and (ii) the maturity date), plus six percent. The Senior Secured Notes initially carried a default rate of interest, due upon the occurrence and during events of default, as defined in the Ginkgo Note Purchase Agreement, of an incremental three percent.

Principal payments were initially due quarterly, starting in the first quarter subsequent to a qualified equity issuance, as defined in the Ginkgo Note Purchase Agreement, for cash proceeds greater than or equal to $50.0 million (defined as the “Amortization Date”), through the Maturity Date. As of June 30, 2024, no principal payments have been made under the Ginkgo Note Purchase Agreement. Senior Secured Notes issued under the Ginkgo Note Purchase Agreement, once repaid or prepaid, may not be reborrowed. The Senior Secured Notes may be prepaid at any time without penalty or premium.

The Senior Secured Notes are collateralized by substantially all of the Company’s assets, and each of its legal subsidiaries’ tangible and intangible assets. The Senior Secured Notes contain customary covenants and events of default. Additionally, the Senior Secured Notes contains subjective acceleration clauses to accelerate the maturity date of the Senior Secured Notes in the event that a material adverse change has occurred within the business, operations, or financial condition of the Company. As of June 30, 2024, the Company believes that the likelihood of the acceleration of the maturity date due to the subjective acceleration clauses is remote.

In December 2023, the Company entered into an amendment to modify the Ginkgo Note Purchase Agreement (“Ginkgo NPA Amendment”). Under the terms of the modification, $10.0 million of outstanding principal was exchanged for a $10.0 million convertible note (“Gingko Convertible Note”), which is subjected to the terms of the Bridge NPA as discussed in the next section. The fair value of the Ginkgo Convertible Notes was $10.4 million at issuance. The remaining $20.0 million of outstanding principal, $0.1 million of unamortized issuance costs, and accrued interest of $1.7 million related to the outstanding principal, were exchanged for amended senior secured notes with a principal balance of $11.8 million (the “Amended Senior Note”), a nonexclusive right to license Bolt Threads’ intellectual property relating to Mylo (“IP Transfer”), and a reduction of the prepaid balance relating to the 2022 TDA by $5.4 million (collectively, the “2023 Ginkgo Amendment”). The Amended Senior Note increased the interest rate from the Senior Secured Notes from the existing rate of treasury rate plus 6% per annum to a fixed rate of 12% per annum. In addition, the Amended Senior Note extended the maturity date from October 14, 2024 per the Senior Secured Notes to December 31, 2027. The Company evaluated the Ginkgo NPA Amendment and determined that it was required to be accounted for as a troubled debt restructuring in accordance with ASC 470-60, Debt — Troubled Debt Restructurings by Debtors. As a result of the IP Transfer, the Company recognized a gain of $2.5 million in other income (expense), net on the consolidated statement of operations and comprehensive loss during the year ended December 31, 2023. The Company recorded the Amended Senior Note at its net carrying value, which was calculated by taking the carrying value of the Senior Secured Notes immediately prior to the 2023 Ginkgo Amendment and reducing it by the fair value of assets transferred. The future undiscounted cash payments related to principal and interest exceed the carrying value of the Amended Senior Note upon issuance. Therefore, the Company did not record a gain on the restructuring of the Senior Secured Notes, and fees paid to third parties were expensed as incurred. The Company calculates and records interest expense on the Amended Senior Note using the effective interest method.

On March 10, 2023, the Company entered into a Limited Waiver to Senior Secured Note Purchase Agreement (the “Initial Waiver”) to: (i) provide a waiver for the violation in which the Company failed to deliver the audited financial statements of the Company and its subsidiary for the year ended December 31, 2022, and (ii) provide a waiver for the violation in which the Company failed to deliver the compliance certificate for the year ended December 31, 2022 during the period commencing as of June 30, 2023 and ending September 30, 2023. On November 2, 2023, the Company entered into a Limited Waiver to Senior Secured Note Purchase Agreement (the “Second Waiver”) to extend the waiver period of the Initial Waiver through December 31, 2023. On January 30, 2024, the Company entered into a Limited Waiver to Senior Secured Note Purchase Agreement (the “Third Waiver”) to extend the waiver period of the Second Waiver through February 29, 2024. As of June 30, 2024 and December 31, 2023, the Company was not aware of any other violations of the covenants.

In April 2024, the Company and Ginkgo entered into the second amendment to the Ginkgo Note Purchase Agreement (the “Ginkgo Note Purchase Agreement Amendment No. 2”). Pursuant to the Ginkgo Note Purchase Agreement Amendment No. 2, the interest from the Ginkgo NPA Amendment effective date until the occurrence of the SPAC transaction (see Note 13 — Commitment and Contingencies) shall be paid either entirely in cash or in kind by capitalizing and adding such accrued interest to the principal of the Amended Senior Notes at the option of the Company. In addition, upon the occurrence of the SPAC transaction, the Company shall prepay an aggregate principal amount of the Amended Senior Notes equal to the sum of (i) the product of (x) $250,000 and (y) the number of interest payments that were paid in kind, plus (ii) any accrued but unpaid interest amount.

As of December 31, 2023, the total outstanding principal balance under the Amended Senior Note was $11.8 million and had an effective interest rate of 8.3%. The carrying value of the Amended Senior Note was $13.3 million as of December 31, 2023, and is included in long-term debt, non-current, in the consolidated balance sheet.

As of June 30, 2024, the total outstanding balance under the Amended Senior Notes was $12.5 million and had an effective interest rate of 8.3%. The carrying value of the Amended Senior Note was $13.9 million as of June 30, 2024, and is included in long-term debt, non-current, in the interim condensed consolidated balance sheet.

For the six months ended June 30, 2024 and 2023, interest expense recognized on the Senior Secured Notes and Amended Senior Note was $0.6 million and $1.7 million, respectively. As of June 30, 2024 and December 31, 2023, there was immaterial accrued interest that is included within the accrued expenses and other current liabilities in the interim condensed consolidated balance sheets.

The following table summarizes the Company’s stated maturities and future scheduled principal repayments for the Amended Senior Notes as of June 30, 2024 (in thousands):

For the remainder of the year ending December 31,	Amount
2024	$539
2025	—
2026	—
2027	11,959
2028	—
Thereafter	—
Total debt principal payments	$12,498
Add: unamortized debt premium	1,405
Total Amended Senior Notes	$13,903

Bridge Financing Notes

In October 2023, the Company entered into a Business Combination Agreement with GAMC and Beam Merger Sub, Inc., a wholly owned subsidiary of GAMC (see Note 13 — Commitment and Contingencies). Concurrently with the execution of the Business Combination Agreement, certain investors (the “PIPE Subscribers”), including the Sponsor (which refers to Golden Arrow Sponsor, LLC), entered into subscription agreements (the “Original PIPE Subscription Agreements”) with GAMC (see Note 13 — Commitment and Contingencies). In addition, each of the PIPE Subscribers also entered into a Note Purchase Agreement (“Bridge NPA”) with the Company. Pursuant to the Bridge NPA, the Company issued PIPE Subscribers convertible promissory notes (each, a “Bridge Convertible Note”) in the aggregate original stated principal amount of $7.0 million, out of which $2.0 million was issued to three related parties. The Bridge Convertible Notes accrue interest at 8% per annum, which is compounded quarterly. The Bridge Convertible Notes mature on October 4, 2024.

Upon the closing of a non-qualified financing, the outstanding principal and unpaid accrued interest of each Bridge Convertible Note shall, at the election of the majority Bridge Convertible Note holders, be converted into conversion shares. Upon the closing or series of related closings of a qualified financing, the outstanding principal and unpaid accrued interest of each Bridge Convertible Note shall be automatically and without requiring any PIPE Subscriber’s prior consent or approval converted into conversion shares. Immediately prior to the consummation of the SPAC transaction, the outstanding principal and unpaid accrued interest of each Bridge Convertible Note shall be automatically and without requiring any PIPE Subscriber’s prior consent or approval converted into conversion shares. In connection with a SPAC conversion, all interest on the Bridge Convertible Notes shall cease to accrue as of a date selected by the Company that is no more than 30 days prior to the consummation of the SPAC transaction.

The conversion price under the non-qualified financing conversion or qualified financing conversion is 80% of the lowest price paid per share for the equity securities sold by the Company in non-qualified financing or qualified financing. The conversion price under the SPAC conversion is calculated by dividing 80% of the Company’s equity value of $250.0 million by the Company’s fully-diluted shares.

In connection with the Bridge NPA, the Company also issued to certain PIPE Subscribers whose commitment is in excess of the Pro Rata Share with respect to such PIPE Subscribers a total of 4,534,468 warrants (the “Bridge Warrants”) to purchase shares of common stock of the Company at an exercise price of $0.001 per share. The Bridge Warrants were classified as a component of permanent stockholders’ equity within additional paid-in-capital and were recorded at the issuance date using a relative fair value allocation method in accordance with ASC 470-20. The Bridge Warrants are equity classified because they are freestanding financial instruments that are legally detachable and separately exercisable from the Bridge Convertible Notes, are immediately exercisable, do not embody an obligation for the Company to repurchase its shares, permit the holders to receive a fixed number of common shares upon exercise, are indexed to the Company’s common stock and meet the equity classification criteria. In addition, such Warrants do not provide any guarantee of value or return.

As the proceeds received from this transaction are not representative of the aggregate fair value of the Bridge Convertible Notes and Bridge Warrants, the Company recorded the Bridge Convertible Notes at fair value of $7.0 million upon issuance and did not allocate any of the proceeds to the Bridge Warrants. In addition, the Company determined that the Bridge Warrants were issued to the counterparties in return for both (1) the purchase of the Bridge Convertible Notes upon issuance in October 2023, and (2) the binding commitment to purchase PIPE securities in the future. As a result, the Warrants were considered a cost incurred to entice the counterparties to participate in the Bridge Convertible Notes financing transaction and a future PIPE transaction. Therefore, the $17.6 million fair value of the Warrants was accounted for as issuance costs of $3.5 million and deferred financing costs of $14.1 million based on a relative fair value of the Bridge Convertible Notes and the PIPE transaction, respectively.

At issuance, the fair value of the Bridge Convertible Notes, which includes the related party convertible notes of $2.0 million, was $7.0 million.

In February 2024, the Company issued to certain PIPE Subscribers convertible promissory notes (each, a “Second Bridge Convertible Note”) in the aggregate original stated principal amount of $5.0 million. The Second Bridge Convertible Notes are subject to the terms of the Bridge NPA. At issuance, the fair value of the Second Bridge Convertible Notes, which includes the related party convertible notes of $1.5 million, was $5.2 million. In addition, amounts of Second Bridge Convertible Notes reduced, on a dollar-for-dollar basis, the respective commitments of the PIPE Subscribers under the Original PIPE Subscription Agreements (see Note 13 — Commitments and Contingencies). As such, $2.5 million of deferred transaction costs was recognized as issuance costs in general and administrative expenses within the interim condensed consolidated statement of operations and comprehensive loss based on a relative fair value of the Bridge Convertible Notes, the PIPE transaction, and the Second Bridge Convertible Notes.

In June 2024, the Company agreed to issue and sell to certain PIPE Subscribers convertible promissory notes (each, a “Third Bridge Convertible Note”) in the aggregate original stated principal amount of $17.7 million, (including the assumed purchase of an additional $1.4 million of the Third Bridge Convertible Notes by the Sponsor, which was funded on July 1, 2024, and the assumed purchase of an additional $2.4 million of the Third Bridge Convertible Notes by the Sponsor, which was funded on July 24, 2024). The Third Bridge Convertible Notes are subject to the terms of the Bridge NPA and have substantially the same terms as the Bridge Convertible Notes and Second Bridge Convertible Notes, except that the conversion price under the SPAC conversion is calculated by dividing 40% of the Company Value by the Fully-Diluted Shares immediately prior to the conversion. The Company issued and sold to certain PIPE Subscribers, including the Sponsor, the Third Bridge Convertible Notes in the aggregate principal amount of $13.7 million and $4.0 million in June 2024 and July 2024, respectively. At issuance in June 2024, the fair value of the Third Bridge Convertible Notes, which includes the related party convertible notes of $8.4 million, was $31.7 million. In addition, amounts of Third Bridge Convertible Notes reduced, on a dollar-for-dollar basis, the respective commitments of the PIPE Subscribers under the Original PIPE Subscription Agreements and the 2024 PIPE Subscription Agreements (see Note 13 — Commitments and Contingencies). As such, $6.9 million of deferred transaction costs was recognized as issuance costs in general and administrative expenses within the interim condensed consolidated statement of operations and comprehensive loss based on a relative fair value of the Bridge Convertible Notes, the PIPE transaction, the Second Bridge Convertible Notes, and the Third Bridge Convertible Notes.

In June 2024, the Company entered into the Second Amendment to the Note Purchase Agreement (“Second Bridge NPA”). Pursuant to the Second Bridge NPA, the conversion price for the First Bridge Notes, the Gingko Bridge Note, and the Second Bridge Notes under the SPAC conversion was automatically adjusted from 80% to 40%. The Company evaluated the Second Bridge NPA in accordance with ASC 470-50 and concluded that the amendment should be accounted for as a debt extinguishment because of a substantial change to the conversion feature. The total fair value of the Bridge Convertible Notes, the Gingko Convertible Note, and the Second Bridge Convertible Notes on the date of the amendment was approximately $52.7 million, which resulted in the recognition of a loss on extinguishment of approximately $26.4 million on the Company’s interim condensed consolidated statements of operations for the six months ended June 30, 2024.

As of June 30, 2024, the fair value of the convertible notes and the related party convertible notes was $68.5 million and $16.9 million, respectively.

As of December 31, 2023, the fair value of the convertible notes and the related party convertible notes was $15.6 million and $2.1 million, respectively.

The following assumptions were used to calculate the fair value of the Convertible Notes as of June 30, 2024:

	Scenario 1	Scenario 2
Probability of each scenario(1)	95%	5%
Expected remaining term (years)(2)	0.08	0.26
Implied discount rate(3)	25.8%	25.8%

(1)	The probability of each scenario is based on timing expectations of management that a qualified offering occurring as of June 30, 2024 was estimated at 95% and no qualified offering occurred was estimated at 5%.
(2)	The expected remaining term represents the period of time that Bridge Convertible Notes are expected to be converted.
(3)	The implied discount rate was the expected rate of return and was determined by management with the assistance of an independent third-party valuation specialist.

The following assumptions were used to calculate the fair value of the Convertible Notes as of December 31, 2023:

	Scenario 1	Scenario 2
Probability of each scenario(1)	90%	10%
Expected remaining term (years)(2)	0.5	0.76
Implied discount rate(3)	25.8%	25.8%

(1)	The probability of each scenario is based on timing expectations of management that a qualified offering occurring as of December 31, 2023 was estimated at 90% and no qualified offering occurred was estimated at 10%.
(2)	The expected remaining term represents the period of time that Bridge Convertible Notes are expected to be converted.
(3)	The implied discount rate was the expected rate of return and was determined by management with the assistance of an independent third-party valuation specialist.

The following table summarizes the Company’s stated maturities and future scheduled principal repayments for the Convertible Notes, which includes related party convertible notes, as of June 30, 2024 (in thousands):

For the remainder of the year ending December 31,	Amount
2024	$35,639
2025	—
2026	—
2027	—
2028	—
Thereafter	—
Total principal payments	$35,639
Add: fair value option adjustment	49,763
Total Convertible Notes	$85,402

Related Party Notes

In May 2024, the Company entered into promissory note agreements with four related parties (each a “Related Party Note”) for a total principal amount of $0.3 million. Pursuant to the agreements, the total interest amount for the Related Party Notes is $0.1 million. In addition, the outstanding principal and unpaid accrued interest shall be payable on written demand by the related parties or anytime on or after immediately following the closing of the Company’s next convertible note financing with aggregate proceeds of at least $5.0 million. During the quarter ended June 30, 2024, the Company repaid the entire outstanding balance including the accrued interest of $0.3 million.

For the six months ended June 30, 2024, interest expense recognized on the Related Party Notes was $0.1 million.

8.	WARRANTS

Common Stock Warrants

In connection with the Bridge Convertible Notes issued in October 2023 (see Note 7 — Borrowings), the Company issued warrants to purchase 4,534,468 shares of common stock exercisable at $0.001 per share. The Common Stock Warrants are classified as a component of equity and are immediately exercisable. The warrants expire on the earlier of: (1) the fifth anniversary; (2) immediately prior to the consummation of a change of control; or (3) immediately prior to the consummation of a SPAC transaction. All common stock warrants are outstanding as of June 30, 2024 and December 31, 2023.

Convertible Preferred Stock Warrants

In connection with the Company’s various historical debt and equity financing arrangements, the Company issued convertible preferred stock warrants to purchase shares of its various Series of convertible preferred stock.

The convertible preferred stock warrants are classified as liabilities, with changes in fair value recorded through earnings, as the underlying convertible preferred shares can be redeemed by the holders of these shares upon the occurrence of certain events that are outside of the control of the Company.

The following assumptions were used to calculate the fair value of the convertible preferred stock warrant liability as of June 30, 2024 under PWERM:

June 30, 2024
Fair value of common stock(1)	$3.13
Discount rate(2)	15%
Probability(3)	5% – 95%
Exercise Price(4)	$0.00 - $4.35
Expected term (in years)(5)	0.08 years

(1)	The fair value of Common Stock was determined by management with the assistance of an independent third-party valuation specialist.
(2)	The discount rate was the expected rate of return and was determined by management with the assistance of an independent third-party valuation specialist.
(3)	Scenario probability based on timing expectations of management that a qualified offering occurring as of June 30, 2024 was estimated at 95% and no qualified offering occurred was estimated at 5%.
(4)	The warrants have varying exercise prices, with certain warrants having an exercise price higher than the value of the Company’s common shares at the time of valuation.
(5)	The expected term represents the period of time that warrants granted are expected to be outstanding.

The following assumptions were used to calculate the fair value of the convertible preferred stock warrant liability as of December 31, 2023 under PWERM:

December 31, 2023
Fair value of common stock(1)	$4.08
Discount rate(2)	15%
Probability(3)	10% – 90%
Exercise Price(4)	$0.00 – $4.35
Expected term (in years)(5)	0.50 years

(1)	The fair value of Common Stock was determined by management with the assistance of an independent third-party valuation specialist.
(2)	The discount rate was the expected rate of return and was determined by management with the assistance of an independent third-party valuation specialist.

(3)	Scenario probability based on timing expectations of management that a qualified offering occurring as of December 31, 2023 was estimated at 90% and no qualified offering occurred was estimated at 10%.
(4)	The warrants have varying exercise prices, with certain warrants having an exercise price higher than the value of the Company’s common shares at the time of valuation.
(5)	The expected term represents the period of time that warrants granted are expected to be outstanding.

The following table represents the warrants on convertible preferred stock outstanding as of June 30, 2024 and December 31, 2023:

	Issued Date	Exercise Price	Number of shares	Expiration Date
Series A	January 2013	$0.9342	42,817	January 2028
Series B	June 2015	3.39105	29,490	June 2030
Series C	July 2017	8.4716	19,889	July 2024
Series D	September 2017	16.03926	149,632	September 2024
Series E	July 2022	18.94618	52,781	July 2029
Total			294,609

9.	CONVERTIBLE PREFERRED STOCK

In October 2023, the Company amended and restated the articles of incorporation to add a conversion feature to the convertible preferred stock. Pursuant to the amendment, all outstanding convertible preferred stock automatically converts into the same number of shares of common stock upon the consummation of a business combination with GAMC. In addition, if any holder of shares of convertible preferred stock did not participate in a financing event within the time specified by the Company by (i) purchasing the Bridge Convertible Notes (see Note 7 — Borrowings) equal to at least 20% of such holder’s Pro Rata Share and (ii) entering into the Original PIPE Subscription Agreement (see Note 13 — Commitment and Contingencies) equal to at least 80% of such holder’s Pro Rata Share (collectively, the sum of (i) and (ii) is referred to as the “Commitment” with respect to each such holder), then the applicable portion of the shares of convertible preferred stock held by such holder automatically converted into shares of common stock at a ratio of one share of common stock for every ten shares of convertible preferred stock, with any remaining fraction being cancelled. The applicable portion of the shares of convertible preferred stock was calculated by multiplying the aggregate number of shares of convertible preferred stock held by such holder immediately prior to the initial closing of the financing of the Bridge Convertible Notes by a fraction, the numerator of which was equal to the dollar amount, if positive, by which such holder’s Pro Rata Share exceeds such holder’s Commitment, and the denominator of which was equal to such holder’s Pro Rata Share.

This amendment of the conversion feature was determined to be significant using the qualitative approach. As such, the Company accounted for the amendment as an extinguishment of the outstanding convertible preferred stock and recorded a gain on extinguishment of $216.4 million on the date of the filing of amended and restated articles of incorporation. The gain on the extinguishment of the convertible preferred stock was calculated by taking the difference between the net carrying value of $339.2 million of convertible preferred stock immediately prior to the amendment of the conversion feature and the fair value of $122.8 million of the new convertible preferred stock that for accounting purposes was deemed to be issued in connection with the amended and restated articles of incorporation. The gain on extinguishment was recorded as a deemed contribution in equity and was recorded as a decrease to the net loss attributable to common stockholders during the fourth quarter for the year ended December 31, 2023 and as an increase to additional paid-in capital.

In November 2023, the time for convertible preferred stockholders to participate in a financing event elapsed, which resulted in 8,418,087 shares of convertible preferred stock converted into 841,785 shares of common stock during the fourth quarter for the year ended December 31, 2023.

As of June 30, 2024 and December 31, 2023, the authorized, issued, and outstanding convertible preferred stock (collectively, the “Convertible Preferred Stock”) consisted of the following (in thousands, except share and per share amounts):

	Shares authorized	Shares issued and outstanding	Original Issue Price	Net proceeds	Aggregate liquidation preference
Series A(1)	5,531,643	5,337,315	$0.9342	$4,924	$4,986
Series B	9,613,604	8,515,065	3.39105	28,785	28,875
Series C	5,793,003	5,081,613	8.4716	42,921	43,049
Series D	8,221,150	4,451,566	16.03926	69,453	71,400
Series E(2)	13,400,338	3,907,660	18.94618	73,092	74,035
	42,559,738	27,293,219		$219,175	$222,345

(1)	Includes 190,175 shares of Series A convertible preferred stock issued at a price of $0.88749 per share, representing a 5% discount from the original issuance price, from simultaneous extinguishment of convertible notes.
(2)	Includes 2,844,120 shares of Series E convertible preferred stock issued at a price of $16.10425 per share, representing a 15% discount from the original issuance price, from simultaneous extinguishment of convertible notes.

10.	STOCK-BASED COMPENSATION

Common Stock

At June 30, 2024 and December 31, 2023, there were 63,950,000 shares of common stock authorized, and 11,312,318 shares issued and outstanding, respectively. Holders of common stock are entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the priority rights of holders of all series of convertible preferred stock outstanding. Holders of common stock are entitled to one vote for each share of common stock held at all meetings of stockholders.

Common stock reserved for issuance as of June 30, 2024 and December 31, 2023, is as follows:

	June 30, 2024	December 31, 2023
Series A convertible preferred stock	5,337,315	5,337,315
Series B convertible preferred stock	8,515,065	8,515,065
Series C convertible preferred stock	5,081,613	5,081,613
Series D convertible preferred stock	4,451,566	4,451,566
Series E convertible preferred stock	3,907,660	3,907,660
Warrants outstanding for future issuance of convertible preferred stock	294,609	294,609
Warrants outstanding for future issuance of common stock	4,534,468	4,534,468
Stock options and restricted stock units	5,614,152	5,619,102
Stock options and restricted stock units available for future issuance	2,257,604	2,273,654
Total shares of common stock reserved	39,994,052	40,015,052

Equity Incentive Plan

Under both the 2009 Equity Incentive Plan (the “2009 Plan”) and the 2019 Equity Incentive Plan (the “2019 Plan” and together with the 2009 Plan, “the Plans”), the Company may grant stock options (both service-based and performance milestone-based) to employees and non-statutory stock options, restricted share awards (“RSAs”) and restricted stock units (“RSUs”) to employees, officers, and non-employee directors and consultants of the Company. Under the Plans, stock options may be immediately exercisable subject to repurchase or may be exercisable as determined by the Board of Directors. The Company has not allowed for early exercises of options under the Plans. Additionally, to date, the Company has not issued RSAs under the 2019 Plan. As of June 30, 2024 and December 31, 2023, there were options outstanding to purchase a total of 1,824,405 shares of common stock under the Plans, respectively, and 3,789,747 and 3,794,697 unvested RSUs, respectively. As of June 30, 2024 and December 31, 2023, 2,257,604 and 2,273,654 shares of common stock were available for issuance for either option or RSU grants under the 2019 Plan, respectively.

Service-based Stock Options

Option award activity for service-based stock options granted as of June 30, 2024, was as follows:

	Number of options outstanding	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (in thousand)
Balances as of January 1, 2024	1,478,033	$5.19	4.8	$754
Granted	—	—	—	—
Exercised	—	—	—	—
Expired	—	—	—	—
Forfeited	—	—	—	—
Balances as of June 30, 2024	1,478,033	$5.19	4.3	$391
Vested and exercisable at June 30, 2024	1,430,913	$5.11	4.2	$391

Stock options that vested during the six months ended June 30, 2024, had a weighted-average grant date fair value of $2.26. As reflected in the table above, no service-based options were granted or exercised during the six months ended June 30, 2024. There were 47,120 of service-based unvested options as of June 30, 2024 and $0.1 million of remaining unrecognized stock-based compensation expense, which is expected to be recognized over the weighted-average period of 0.8 years.

Performance Milestone-based Stock Options

Option award activity for performance milestone-based stock options granted as of June 30, 2024, was as follows:

	Number of options outstanding	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (in thousands)
Balances as of January 1, 2024	346,372	$6.15	6.6	$—
Granted	—	—	—	—
Exercised	—	—	—	—
Expired	—	—	—	—
Forfeited	—	—	—	—
Balances as of June 30, 2024	346,372	$6.15	6.1	$—
Vested and exercisable at June 30, 2024	115,457	$6.15	6.1	$—

As reflected in the table above, no performance milestone-based options were granted or exercised during the six months ended June 30, 2024. The total grant date fair value of performance milestone-based options that vested during the six months ended June 30, 2024 was immaterial. There were 230,915 of performance milestone-based unvested options and total unrecognized compensation costs were immaterial at June 30, 2024.

Restricted Stock Units

A summary of the Company’s RSU activity and related information is as follows:

	Number of RSUs Outstanding	Weighted- Average Grant Date Fair Value Per Share
Balances as of January 1, 2024	3,794,697	$4.02
Granted	—	—
Vested	—	—
Forfeited	(4,950)	1.83
Balances as of June 30, 2024	3,789,747	$4.02

The RSUs have both a service-based condition or a performance milestone-based condition(s) and a liquidity event condition. The liquidity event condition is only satisfied 180 days after the consummation of the liquidity event, such as an IPO. As the satisfaction of the liquidity event condition for all RSUs is neither determinable nor probable as of June 30, 2024, no stock-based compensation expense was recognized as of June 30, 2024.

As of June 30, 2024, the Company had $15.3 million of remaining unrecognized stock-based compensation expense for RSUs, of which $11.3 million would have been recognized if all requirements of the liquidity event condition had also been satisfied on that date with the remaining $4 million still requiring satisfaction of the service or performance condition. Since the RSUs only vest 180 days after the consummation of a liquidity event which is currently not determinable or probable, the Company is unable to determine the weighted-average period over which the unrecognized cost will be recognized.

Stock-Based Compensation

The following table summarizes stock-based compensation expense recorded in each component of operating expenses in the Company’s interim condensed consolidated statements of operations and comprehensive loss (in thousands):

	Six Months Ended June,
	2024	2023
Research and development	$—	$4
Sales and marketing	—	1
General and administrative	195	442
Total stock-based compensation expense	$195	$447

11.	INCOME TAXES

The Company calculated the year-to-date income tax provision by applying the estimated annual effective tax rate to the year-to-date pre-tax income for each applicable jurisdiction and adjusted for discrete tax items in the period. The Company’s income tax expense was zero for the six months ended June 30, 2024 and 2023, respectively.

The Company’s effective tax rate for the six months ended June 30, 2024, and 2023, respectively, was zero percent. For the periods presented, the difference between the effective tax rate and the federal statutory rate of 21% primarily relates to certain non-deductible items, the absence of current income tax, and a full valuation allowance for deferred tax assets.

12.	LEASES

The Company leases and subleases certain office spaces, warehouses, manufacturing facility spaces and equipment under long-term, non-cancelable operating leases with various expiration dates through 2031. Finance leases were not material as of June 30, 2024 and December 31, 2023.

During September 2023, the Company negotiated a contingent lease termination agreement with its landlord for the Berkeley facility lease. If the Company issues 600,000 shares of the new public company to its landlord after the closing of the merger transaction with GAMC, the Berkeley lease facility will be considered terminated as of September 10, 2023 pursuant to the lease termination agreement. The Company recognized $4.8 million as a liability owed by the Company to its landlord in exchange for terminating its lease agreement early when the termination occurred. As of June 30, 2024, the lease termination liability of $6.1 million is included in share-based termination liability on the interim condensed consolidated balance sheets.

As of June 30, 2024, future payments associated with the Company’s operating lease liabilities were as follows (in thousands):

For the remainder of the year ending December 31,	Amount
2024	$179
2025	358
2026	358
2027	358
2028	358
Thereafter	1,345
Total minimum lease payment	$2,956
Less: amount representing interest	(683)
Present value of operating lease obligations	$2,273
Operating lease liabilities, current	347
Operating lease liabilities, non-current	1,926
Total operating lease liabilities	$2,273

The components of the net lease costs reflected in the Company’s interim condensed consolidated statements of operations and comprehensive loss for the six months ended June 30, 2024 and 2023 were as follows (in thousands):

	Six Months Ended June,
	2024	2023
Operating lease costs	$78	$1,914
Variable lease costs	18	960
Short-term lease costs	41	91
Total lease costs	$137	$2,965

The weighted average remaining lease term and weighted average discount rate related to the Company’s ROU assets and lease liabilities for its operating leases as of June 30, 2024 and December 31, 2023, were as follows:

	June 30, 2024	December 31, 2023
Weighted-average remaining lease term (in years)	8.25	8.75
Weighted-average discount rate	6.8%	6.8%

Supplemental information concerning the cash flow impact arising from the Company’s leases recorded in the Company’s interim condensed consolidated statements of cash flows is detailed in the following table for the six months ended June 30, 2024 and 2023 (in thousands):

	Six Months Ended June,
	2024	2023
Cash paid for amounts included in the measurement of lease liabilities	$180	$1,704

13.	COMMITMENTS AND CONTINGENCIES

Litigation

From time to time, the Company may become involved in various litigation and administrative proceedings relating to claims arising from its operations in the normal course of business. Management believes that the ultimate resolution of any such matters will not have a material adverse effect on the financial position or results of operations of the Company.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

Technical Development Agreement

During the year ended December 31, 2021, the Company entered into a 2021 TDA with Ginkgo. Under the 2021 TDA, the Company and Ginkgo will collaborate on certain projects that will use Ginkgo’s expertise in strain engineering and lab-scale fermentation processes, referred to as “technical services”. Ginkgo provided the Company with a credit of $5 million to apply against technical services under the 2021 TDA. In December 2023, the Company and Gingko entered into a termination agreement to terminate the 2021 TDA. During the six months ended June 30, 2024 and 2023, the Company applied zero and $0.7 million, respectively, of invoice charges received from Ginkgo for technical services provided. As of June 30, 2024 and December 31, 2023, the Company had no remaining credit to be applied against future technical services under the 2021 TDA.

As disclosed in Note 7 – Borrowings, in October 2022, the Company and Ginkgo executed several concurrent agreements including the Ginkgo Note Purchase Agreement, the amendment to the 2021 TDA, the 2022 TDA, a Pledge and Security Agreement, and Trademark and Patent Security Agreements.

Under the 2022 TDA and the amendment to the 2021 TDA, (collectively the “TDAs”), the Company and Ginkgo will continue to collaborate on certain projects using Ginkgo’s expertise in specialized engineering and lab-scale fermentation processes, for both b-silk and Mylo products. The TDAs include a royalty payment obligation based on future net sales if and when the first commercial sale of the products developed and improved under the TDAs occurs. Royalty payments, due in cash, are based on defined royalty rates for each country or jurisdiction in which the sale is made. In certain instances, a lump sum royalty payment may be due for a particular product, in which case no further royalty payments is required. As of June 30, 2024, the Company has not accrued a liability for royalty payment as no payment obligation or commercial sale of the products developed and improved under the TDAs has occurred.

Upon its execution, the Ginkgo Note Purchase Agreement required the Company to pay Ginkgo $10.0 million as an upfront payment for future technical services to be provided by Ginkgo under the 2022 TDA. As disclosed in Note 7 – Borrowings, in December 2023, the Company and Ginkgo executed the Ginkgo NPA Amendment to reduce the prepaid balance relating to the 2022 TDA by $5.4 million. As of June 30, 2024 and December 31, 2023, the Company had $3.9 million and $4.1 million, respectively, in credit remaining to be applied against future technical services under the 2022 TDA, which is recorded within prepaid expenses and other current assets and other non-current assets within the interim condensed consolidated balance sheets.

Cost Reduction Plan

On January 24, 2023, the Company’s Board of Directors approved a reduction in force of the Company’s workforce of up to 30 employees, effective on February 3, 2023. Employees affected by the Cost Reduction Plan obtained involuntary termination benefits that are provided pursuant to a one-time benefit arrangement.

During the six months ended June 30, 2024 and 2023, the Company incurred restructuring costs of zero and $3.7 million, respectively, consisting of employee related costs, including severance, benefits, equity compensation, contract termination costs and other costs. Of the total costs, $0.1 million are non-cash expenses related to the extension of post termination exercise periods of stock options.

The following table summarizes the Company’s restructuring liability as of June 30, 2024 (in thousands):

Restructuring liability
Balance at January 1, 2024	$240
Amounts paid or otherwise settled during the period	(240)
Balance at June 30, 2024	$—

During the period ended June 30, 2024, the Company paid all the remaining restructuring liability.

Supply Agreement

In August 2022, the Company entered into an Amended and Restated Manufacturing and Supply Agreement, referred to as the “Supply Agreement” with a supplier to procure appropriate raw materials, including pasteurized plant-based organic substrate. Under this Supply Agreement, the supplier rented an additional farm in the Netherlands beginning in 2023. During the test and commissioning phase of this farm, the Company has agreed to pay the supplier a fixed amount of $0.1 million per week for compensation of startup costs. These startup funding payments are capped at $1.1 million in the aggregate. During the six months ended June 30, 2024 and 2023, the Company did not make any payments related to this agreement.

On October 19, 2023, the Company entered into a settlement agreement with its supplier. If the Company pays the supplier $1.0 million and issues 150,000 shares of the new public company to the supplier after the closing of the merger transaction with GAMC, the Supply Agreement will be considered terminated as of July 13, 2023 pursuant to the settlement agreement. The Company recognized $1.2 million as a share-based termination liability owed by the Company to its supplier in exchange for terminating its Supply Agreement early upon the execution of the agreement during the fourth quarter of the year ended December 31, 2023. The Company also recognized a loss on supply agreement termination of $2.2 million, which is included in the consolidated statements of operations and comprehensive loss when the termination occurred during the fourth quarter for the year ended December 31, 2023. During the fourth quarter of the year ended December 31, 2023, the Company paid $0.6 million related to the settlement agreement. As of December 31, 2023, the supply agreement termination liability is included in accounts payable and share-based termination liability on the consolidated balance sheets of $0.4 million and $1.3 million, respectively. As of June 30, 2024, the supply agreement termination liability is included in accounts payable and share-based termination liability on the interim condensed consolidated balance sheets of $0.4 million and $1.5 million, respectively.

Business Combination Agreement

On October 4, 2023, the Company and GAMC, a Delaware corporation, entered into a Business Combination Agreement (the “Business Combination Agreement”) with Beam Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of GAMC (the “Merger Sub”). Pursuant to the Business Combination Agreement, (i) on the Closing Date, the Merger Sub will merge with and into the Company (the “Merger” and together with the other transactions contemplated by the Business Combination Agreement, the “Business Combination” or the “SPAC transaction”), with the Merger Sub ceasing to exist and the Company surviving as a wholly owned subsidiary of GAMC (ii) Golden Arrow will change its name to Bolt Projects Holdings, Inc.

Concurrently with the execution of the Business Combination Agreement, the PIPE Subscribers, including the Sponsor, entered into the Original PIPE Subscription Agreements with GAMC pursuant to which the PIPE Subscribers originally committed to purchase in a private placement up to 2,787,457 shares of GAMC Class A common stock (the “PIPE Shares”) at a purchase price of $10.00 per share at an aggregate purchase price of up to $27.9 million. The purchase of the PIPE Shares is conditioned upon, among other things, the consummation of the Business Combination and will be consummated immediately prior to or substantially concurrently with the closing date. Pursuant to the Original PIPE Subscription Agreement executed by the Sponsor, the Sponsor agreed to purchase 800,000 shares of GAMC Class A common stock at a purchase price of $10.00 per share for an aggregate purchase price of $8.0 million. However, the number of subscribed shares to be purchased thereunder by the Sponsor will be reduced by the number of shares of GAMC Class A common stock that have not been elected for redemption as of the expiration of the redemption period related to the Closing and that are held by certain individuals mutually agreed upon by GAMC and the Company at any time from the date of the execution of the agreement up to immediately prior to the expiration of such redemption period.

In February 2024, concurrently with the execution of the Second Bridge Convertible Notes, the PIPE Subscribers, including the Sponsor, entered into the First Amendment to the Original PIPE Subscription Agreements (“2024 PIPE Subscription Agreements”) with GAMC. Pursuant to the 2024 PIPE Subscription Agreements, the proceeds from the Second Bridge Convertible Notes will count towards the commitments for the purchase of PIPE shares under the Original PIPE Subscription Agreements. Therefore, the total number of shares the PIPE Subscribers were committed to purchase was reduced to 2,296,975 shares, including up to 656,499 shares from the Sponsor (subject to reduction as described in the preceding paragraph).

As of June 30, 2024, concurrently with the sale of the Third Bridge Convertible Notes, the PIPE Subscribers, including the Sponsor, entered into amendments to the PIPE Subscription Agreements with GAMC. Pursuant to the amendments, the proceeds from the Third Bridge Convertible Notes will count towards the commitments for the purchase of PIPE shares under the Original PIPE Subscription Agreements. Following such amendments, the PIPE Subscribers are committed to purchase up to 903,144 PIPE Shares at a purchase price of $10.00 per share. This amount will be reduced on a dollar-for-dollar basis by any such amount of Third Bridge Convertible Notes purchased by the Sponsor up to the Sponsor’s $3.8 million commitment.

In connection with the execution of the Merger Agreement, GAMC entered into a sponsor support agreement (the “Sponsor Support Agreement”) with the Sponsor and Bolt Threads. Pursuant to the Sponsor Support Agreement, the Sponsor has, among other things, agreed to vote all their shares of GAMC capital stock in favor of the approval of the Transaction. In addition, the Sponsor has agreed that 1,437,500 shares of New GAMC common stock issued in connection with the initial public offering (“IPO”) (the “Sponsor Shares”) will be unvested and subject to forfeiture as of the Closing and will only vest if, during the five year period following the Closing, (i) the volume weighted average price of New GAMC common stock equals or exceeds $12.50 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty trading days within a period of thirty consecutive trading days or (ii) there is a change of control of GAMC. Any Sponsor Shares that remain unvested after the fifth anniversary of the Closing will be forfeited. The Sponsor Support Agreement will terminate upon the earliest of (i) the Effective Time of the Merger, (ii) the termination of the Merger Agreement if the Closing does not occur, and (iii) the written agreement of the parties terminating the Sponsor Support Agreement.

14.	BASIC AND DILUTED NET LOSS PER SHARE

The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders (in thousands, except share and per share amounts):

	Six Months Ended June,
	2024	2023
Numerator:
Net loss attributable to common stockholders, basic and dilutive	$(65,526)	$(44,498)
Denominator:
Weighted-average common shares outstanding, basic and dilutive	15,846,786	10,470,533

The following securities were excluded due to their anti-dilutive effect on net loss per share attributable to common stockholders recorded in each of the periods:

	Six Months Ended June 30,
	2024	2023
Convertible preferred stock on an as-converted basis	27,293,219	35,711,306
Warrants to purchase preferred stock on an as-converted basis	294,609	294,609
Stock options outstanding	1,824,405	3,114,422
Total	29,412,233	39,120,337

The Convertible Notes were not included for purposes of calculating the diluted net loss per share as the conversion is contingent upon the completion of a future financing event, which had not occurred, and the contingency was not resolved as of June 30, 2024.

As of June 30, 2024 and 2023, no RSUs were vested as they did not meet the performance condition at the end of each reporting period. In addition, outstanding stock options with performance conditions were not vested as the performance conditions were not met as of June 30, 2024 and 2023. As the conditions were not satisfied at the end of each reporting period, the unvested shares were excluded when calculating diluted net loss per share.

15.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events through August 19, 2024, which is the date the interim condensed consolidated financial statements were available to be issued.

Grant of RSU’s

On July 2, 2024, the Company granted 2,257,604 RSU’s to employees and vendors of the Company with vesting terms which require either only a liquidity event, or both a liquidity event and a requisite service period.

Exercise of Common Stock Warrants

Immediately prior to the closing of the Merger in August 2024, all outstanding common stock warrants were net exercised into shares of the Company’s common stock.

Exercise of Convertible Preferred Stock Warrants

Immediately prior to the closing of the Merger in August 2024, all outstanding convertible preferred stock warrants were converted into warrants to purchase the post-combination company’s common stock at the exchange ratio (the “Combination Exchange Ratio”), which is calculated by dividing the Company’s equity value of $250.0 million by the Company’s fully-diluted shares and by $10.00.

Business Combination

In August 2024, the Company completed the Merger with GAMC. The business combination was accounted for as a reverse recapitalization in accordance with U.S. GAAP, with GAMC treated as the acquired company and the Company treated as the accounting acquirer for financial reporting purposes. The business combination also qualifies as a liquidity event for the purposes of vesting the Company’s RSU awards. Upon the completion of the Merger, the Merger Sub merged with and into the Company, with the Merger Sub ceasing to exist and the Company surviving as a wholly owned subsidiary of GAMC. Each share of the Company’s common stock was exchanged for the post-combination company’s common stock based on the Combination Exchange Ratio. The Company’s outstanding share-based awards and warrants were automatically converted into share-based awards and warrants exercisable into the post-combination company common stock. In addition, GAMC changed its name to Bolt Projects Holdings, Inc.

PIPE Subscription Agreements

Upon the closing of the Merger in August 2024, the PIPE Subscribers purchased 464,801 PIPE shares for a total gross proceed of $4.6 million.

Conversion of Convertible Preferred Stock

Upon the closing of the Merger in August 2024, all outstanding convertible preferred stock are converted into shares of the Company’s common stock, which are then converted into the post-combination company’s common stock at the Combination Exchange Ratio.

Conversion of Convertible Notes

Upon the closing of the Merger, the principal balance and accrued interest of the Convertible Notes were converted into shares of post-combination company’s common stock.